EXHIBIT (a)(2)
     RESOLUTIONS AUTHORIZING SIX SERIES OF SHARES AS AMENDED BY RESOLUTIONS
                     TERMINATING AND LIQUIDATING TWO SERIES


                     Authorization of Six Series of Shares
                 (and Classes within such Series) of the Trust

         WHEREAS, Article III, Section 1 of the Agreement and Declaration of Trust of Aon Funds (the "Declaration of Trust") grants full power and authority to the trustees (the "Trustees") of the trust created thereby (the "Trust") to authorize the division of Shares (as defined in the Declaration of Trust) into two or more Series (as defined in the Declaration of Trust) and the division of any Series into two or more Classes (as defined in the Declaration of Trust); and

         WHEREAS, the Trustees deem it to be in the best interests of the Trust to authorize the issuance of Six Series of the Trust, with each Series initially consisting of two Classes, as described more fully below;

         NOW, THEREFORE, be it

         RESOLVED, that the Trustees hereby authorize, and establish and designate, the following six Series of the Trust:

         Asset Allocation Series

         S&P 500 Index Series

         REIT Index Series

         International Equity Series

         Government Securities Series; and

         Money Market Series

         FURTHER RESOLVED, that the investment objectives, policies, restrictions and limitations of the Series so authorized shall be as set forth in the Prospectus and Statement of Additional Information contained in Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of Aon Asset Management Fund, Inc., which is expected to be adopted as the Registration Statement of the Trust (the "Registration Statement"); and

         FURTHER RESOLVED, that to the extent the Registration Statement provides that the investment objectives, policies, restrictions or limitations set forth with respect to a particular series are "fundamental" policies of that series, such "fundamental" policies with respect to such series are hereby approved and adopted as the "fundamental" policies of the corresponding Series of the Trust authorized hereby; and

         FURTHER RESOLVED, that each Series so authorized shall consist of two Classes of Shares, to be known as "Class C Shares" and "Class Y Shares," or by such other or additional names as the Trustees may from time to time deem appropriate; and

         FURTHER RESOLVED, that the foregoing division of the Series so authorized into Classes shall not be deemed to preclude the Trustees from authorizing additional Classes within such Series from time to time in accordance with the provisions of the Declaration of Trust; and

         FURTHER RESOLVED, that the number of authorized Shares of each Series and Class so authorized shall be unlimited; and

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         FURTHER RESOLVED, that, subject to the following resolutions, the relative rights, powers, privileges, preferences, and duties of each Series so authorized be and they hereby are fixed and determined to be identical to the relative rights, powers, privileges, preferences and duties pertaining to a Series as set forth in the Declaration of Trust and the By-Laws (as defined in the Declaration of Trust); and

         FURTHER RESOLVED, that the relative rights, powers, privileges, preferences and duties of each Class so authorized be and they hereby are fixed and determined to be identical to the relative rights, powers, privileges, preferences and duties pertaining to a Class as set forth in the Declaration of Trust and the By-Laws, subject to the provisions of the Trust's "Plan Pursuant to Rule 18f-3 (d) Under the Investment Company Act of 1940," a copy of which is attached as Exhibit A hereto and incorporated by reference herein (the "Plan"); and

         FURTHER RESOLVED, no holder of Shares of any Series or Class so authorized, as such, shall have any preemptive or other right to acquire, purchase or subscribe for any Shares or other securities of the Trust which the Trust may hereafter issue or sell, whether of the same or of any other Series or Class or otherwise, unless the Trustees shall so provide by Resolution (as defined in the Declaration of Trust); and

         FURTHER RESOLVED, that holders of Shares of each Series and Class shall have no exchange privileges, and the Shares shall not be subject to any conversion features, except (1) those provided for in the Plan and (2) those that the Trustees may provide by Resolution; and

         FURTHER RESOLVED, that Shares of each Series and Class so authorized shall be subject to redemption at the option of the holder thereof in accordance with the provisions of Article IV, Section 3 of the Declaration of Trust, and at the option of the Trust in accordance with the provisions of Article IV, Section 4 of the Declaration of Trust; and

         FURTHER RESOLVED, that the foregoing resolutions shall be effective as of the date of execution and delivery by the Trust and Aon Asset Management Fund, Inc. ("Company") of the Agreement and Plan of Reorganization by and between the Trust and the Company which Agreement and Plan of Reorganization has been approved by the Trustees of the Trust; and

         FURTHER RESOLVED, that the foregoing resolutions be and they hereby are incorporated by reference into the Declaration of Trust; and

         FURTHER RESOLVED, that the officers of the Trust are authorized and directed to prepare and file with the Securities and Exchange Commission a post-effective amendment or amendments to the Trust's registration statement under the Securities Act of 1933 and the Investment Company Act of 1940 for the purposes or registering shares of the Series and Classes so authorized under said Acts; and

         FURTHER RESOLVED, that the Trustees, at any time and from time to time, may cause the Trust to issue whole and fractional Shares of the Series and Classes so authorized, to such Person (as defined in the Declaration of Trust) or Persons, for such type and amount of consideration as is permitted by Section 3802 (a) of the Delaware Business Trust Act (including cash and securities or other property), or for no consideration, and on such other terms as are not inconsistent with the foregoing resolutions, as the Trustees may deem appropriate; and

         FURTHER RESOLVED, that the ownership and transfer of Shares of the Series and Classes so authorized shall be recorded on the books of the Trust or of a transfer or similar agent for the Trust, that no certificates evidencing and certifying the ownership of such Shares shall be issued except as the Trustees may otherwise determine from time to time in their sole discretion and that such record books shall be conclusive as to who are the holders of such Shares and as to the number of Shares of each such Series and Class held from time to time by each.

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                              PROPOSED RESOLUTIONS
                      RESTRUCTURING OF S&P 500 INDEX FUND
                         AND INTERNATIONAL EQUITY FUND


         WHEREAS, Article II, Section 1 of the Agreement and Declaration of Trust (the "Declaration of Trust") of Aon Funds grants full power and authority to the trustees (the "Trustees") of the trust created thereby (the "Trust") to authorize the division of Shares (as defined in the Declaration of Trust) into two or more Series (as defined in the Declaration of Trust) and the division of any Series into two or more Classes (as defined in the Declaration of Trust);

         WHEREAS, the Trustees have authorized the issuance of six Series of the Trust, with each Series currently consisting of one Class;

         WHEREAS, among the six Series of the Trust are the S&P 500 Index Fund and the International Equity Fund (collectively, the "Affected Series");

         WHEREAS, the Aon Savings Plan (the "Plan") and Aon Corporation and its affiliates have substantial investments in the Affected Series and have notified the Trust that they intend to redeem their shares in each such Series (collectively, the "Redemptions");

         WHEREAS, as a result of the respective Redemptions, each Affected Series will be greatly reduced in size, with the assets of the S&P 500 Index Fund being reduced from approximately $300 million to approximately $2.4 million and the assets of the International Equity Fund being reduced from approximately $52 million to $450,000;

         WHEREAS, Article IX, Section 1 of the Declaration of Trust, in accordance with Title 12, Chapter 38, Section 3808, of the Delaware Code, entitled "Treatment of Delaware Business Trust," provides that any Series or Class may be terminated at any time by the Trustees, by Resolution (as defined in the Declaration of Trust) and written notice to the shareholders of that Series or Class;

         WHEREAS, Trustees have determined that termination and liquidation of each of the Affected Series of the Trust is advisable;

         NOW, THEREFORE be it

         RESOLVED, that, effective as of the date of the Redemption relating to the S&P 500 Index Fund Series of the Trust, such Series shall be terminated, dissolved and liquidated, and as of the date of the Redemption relating to the International Equity Fund Series of the Trust, such Series shall be terminated, dissolved and liquidated, in each case pursuant to the following plan (hereinafter referred to as the "Plan"), which is hereby adopted by the
Trustees:

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                         TERMINATION AND LIQUIDATION OF
                          AON FUNDS S&P 500 INDEX FUND
                         AND INTERNATIONAL EQUITY FUND

(a) As soon as practicable after the date of the Redemption relating to each of the S&P 500 Index Fund Series and the International Equity Fund Series (collectively, the "Affected Series") of Aon Funds, a Delaware business trust (the "Trust"), the proper officers of the Trust shall perform such acts, execute and deliver such documents, and do all things as may be reasonably necessary or advisable to complete the termination, dissolution and liquidation of such Affected Series, including, but not limited to, the following: (i) sell all of the portfolio securities and any and all other property and assets of such Affected Series for cash at one or more public or private sales and at such prices and on such terms and conditions as such officers shall determine to be reasonable and in the best interests of such Affected Series and its shareholders; (ii) prosecute, settle or compromise all claims or actions of such Affected Series or to which such Affected Series is subject; (iii) file Form____ with the Internal Revenue Service, together with certified copies of the Trustees' resolutions approving this Plan relating to such Affected Series; (iv) mail notice to all known creditors of such Affected Series, at their respective addresses shown on the records of such Affected Series or the Trust, that termination and liquidation of such Affected Series has been approved; (v) execute in the name and on behalf of such Affected Series or the Trust on behalf of such Affected Series those contracts of sale, deeds, assignments, notices and other documents as in the judgement of such officers may be necessary, desirable or convenient in connection with the carrying out of the liquidation of such Affected Series; (vi) provide written notice of the termination and liquidation of such Affected Series to each shareholder thereof; and (vii) pay all costs, fees and expenses, taxed and other liabilities incurred by such Affected Series and/or by the Trust on behalf of such Affected Series in carrying out the termination and liquidation of such Affected Series.

(b) As soon as practicable, the proper officers of the Trust shall apply the assets of each terminated, dissolved and liquidated Affected Series to the payment, satisfaction and discharge of all existing debts and obligations of such Affected Series, including necessary expenses of termination, dissolution and liquidation, and distribute in one or more payments the remaining assets among the shareholders of such Affected Series, with each such shareholder receiving his or her proportionate share of each payment.

(c) The proper officers of the Trust may, if such officers deem it appropriate, establish a reserve to meet any contingent liabilities of either or both terminated, dissolved and liquidated Affected Series, including any claims or actions to which such respective Affected Series or the Trust on behalf of such Affected Series may be subject, and any amount that is placed in such reserve shall be deducted from the net assets distributed to shareholders of such Affected Series until the contingent liabilities have been settled or otherwise determined and discharged.

(d) In the event that the Trust is unable to distribute all of the net assets distributable to shareholders of either or both terminated, dissolved and liquidated Affected Series because of the inability to locate shareholders to whom liquidation distributions are payable, the proper officers of the Trust may create in the name and on behalf of such respective Affected Series a liquidation trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining assets of such Affected Series in such trust for the benefit of the shareholders of such Affiliated Series that cannot be located. The expenses of any such trust shall be charged against the assets held therein.

                  FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized

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       to take any and all action and to file all such certificates and documents as may be necessary to carry out the intent and purposes of the foregoing resolutions.